Consent of Independent Registered Public Accounting Firm

The Board of Directors/Trustees of

Nuveen New York Dividend Advantage Municipal Fund

Nuveen New York Performance Plus Municipal Fund, Inc.

Nuveen New York Dividend Advantage Municipal Fund 2:

We consent to the use of our report dated November 26, 2014 with respect to the financial statements of Nuveen New York Dividend Advantage Municipal Fund, Nuveen New York Performance Plus Municipal Fund, Inc. and Nuveen New York Dividend Advantage Municipal Fund 2, incorporated herein by reference, and to the references to our firm under the headings “Appointment of the Independent Registered Public Accounting Firm”, “Financial Highlights” and “Experts” in the Joint Proxy Statement/Prospectus and “Experts” in the Statement of Additional Information filed on Form N-14.

/s/ KPMG LLP

Chicago, Illinois

January 15, 2015